Exhibit 99.1

Theriva Biologics Announces Pricing of $2.5 Million Public Offering

ROCKVILLE, Md., Sept. 26, 2024 (GLOBE NEWSWIRE) -- Theriva Biologics, Inc. (NYSE American: TOVX) (“Theriva” or the “Company”), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced the pricing of its “reasonable best efforts” public offering for the purchase and sale of up to 1,428,600 shares of common stock (or pre-funded warrants in lieu thereof) and warrants to purchase up to 1,428,600 shares of common stock at a combined offering price of $1.75 per share and accompanying warrant (the “Offering”). The Company expects to receive aggregate gross proceeds of approximately $2.5 million, before deducting placement agent fees and other offering expenses, and assuming no exercise of the warrants. The warrants will have an exercise price of $2.00 per share, will be exercisable immediately and will expire five years from the issuance date.

The closing of the Offering is expected to occur on or about September 27, 2024, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from this Offering primarily for working capital and general corporate purposes, including for research and development and manufacturing scale-up. The Company may also use a portion of the net proceeds to invest in or acquire other products, businesses or technologies, although it currently has no commitments or agreements with respect to any such investments or acquisitions.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the Offering.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-282024) previously filed with the Securities and Exchange Commission (“SEC”) on September 10, 2024, as amended, which became effective on September 25, 2024. The Offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the preliminary prospectus and, when available, copies of the final prospectus, relating to the Offering may be obtained on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus relating to the Offering may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Theriva Biologics, Inc.

Theriva Biologics, Inc. (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the completion of theOffering, the satisfaction of customary closing conditions related to the Offering and the intended use of proceeds from the Offering. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required under applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the preliminary prospectus related to the Offering filed with the Securities and Exchange Commission, under the caption “Risk Factors.” You should also carefully consider the risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed by the Company with the SEC on March 25, 2024 and other documents filed by the Company from time to time with the SEC, including the Company’s Forms 10-Q filed with the SEC. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608